EXHIBIT NO. EX-99.d.3

                         AGREEMENT REGARDING TRANSFER OF
                          INVESTMENT ADVISORY AGREEMENT


       This Agreement, dated as of April 30, 2006, between UBS Global Asset Management (US) Inc. ("UBS Global AM US") and UBS Global Asset Management (Americas) Inc. ("UBS Global AM Americas").

       WHEREAS, UBS Global AM US is transferring certain investment advisory functions to UBS Global AM Americas and in connection therewith wishes to transfer to UBS Global AM Americas its rights and obligations under the Investment Advisory Agreements, dated as of October 8, 2003 (the "Investment Advisory Agreements"), between UBS Global AM US and SMA Relationship Trust on behalf of Series M and Series T, respectively, registered management investment companies (the "Funds");

       WHEREAS, UBS Global AM Americas wishes to accept UBS Global AM US's rights and assume its obligations under the Investment Advisory Agreements;

       WHEREAS, the proposed transfer of the Investment Advisory Agreements is intended not to constitute an "assignment" for purposes of the Investment Company Act of 1940 in reliance on Rule 2a-6 under that Act;

       WHEREAS, this Agreement has been approved by the Board of Trustees of the Funds.

                              WITNESSETH:

       1. Transfer. Upon the Effective Date (as defined below), UBS Global AM US hereby transfers and assigns to UBS Global AM Americas all of its rights and obligations under the Investment Advisory Agreements, and UBS Global AM Americas hereby accepts such transfer and assignment, assumes such obligations and agrees to be bound by all the terms and conditions thereof as though it were substituted for UBS Global AM US as an original party thereto.

       2. Effective Date. The transfer contemplated in Section 1 shall become effective upon the later of (a) the date hereof, or (b) the acceptance and approval of this Agreement by the Funds.

       3. Counterparts. This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed upon their behalf as of the date set forth above.

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By: ____________________________      By: ________________________________
    Name: John Moore                      Name: Mark F. Kemper
    Title: Managing Director              Title: Managing Director and Secretary

UBS GLOBAL ASSET MANAGEMENT (US) INC.

By: ____________________________      By: ________________________________
    Name: Joseph J. Allessie              Name: Joseph Malone
    Title: Director                       Title: Director

Accepted and approved
As of the date set forth above:

SMA RELATIONSHIP TRUST
ON BEHALF OF SERIES M AND SERIES T

By: ____________________________      By: ________________________________
    Name: Tammie Lee                      Name: Keith A. Weller
    Title: Assistant Secretary            Title: Assistant Secretary

                                        2